EXHIBIT 11.1


                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:

                                                             Three months ended
                                                                  March 31,
                                                             2002          2001
                                                          ------------------------
Shares outstanding at end of period                        8,653,799     8,724,790
                                                          ==========    ==========

  Weighted average shares of common stock outstanding      8,646,243     8,698,469

  Weighted average shares of assumed conversion shares       807,784       877,150
                                                          ----------    ----------

  Weighted average shares of common stock and assumed
conversion shares                                          9,454,027     9,575,619
                                                          ==========    ==========

Net income                                                $1,134,205    $1,050,888
                                                          ==========    ==========

Basic net income per common share                         $     0.13    $     0.12
                                                          ==========    ==========

Diluted net income per common share                       $     0.12    $     0.11
                                                          ==========    ==========